EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

INFINITE GROUP, INC.

and

OPTI9 TECHNOLOGIES LLC

dated as of

March 12, 2025

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 12, 2025, is entered into by and between Infinite Group, Inc., a Delaware corporation (“Seller”), and Opti9 Technologies LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller operates a division of its business known as the Ace Server Management division within which it provides IT managed infrastructure services, including (but not limited to) 24x7x365 operating system and hardware support and monitoring, engineering services, managed information security services, special project leadership, application management services, patch management, and backup administration services, to the ________________ by serving as a subcontractor to Peraton Enterprise Solutions LLC (f/k/a Perspecta Enterprise Solutions LLC (“Peraton”)) under the U.S. Government Prime ITS Contract Number ________________ that supports the Enterprise Technology Services Program to the ________________ (solely with respect to services provided to the ________________ under U.S. Government ETS Prime Contract Number ________________ and the Peraton Contracts, the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain of the assets and certain liabilities of the Business, subject to the terms and conditions set forth in this Agreement and the Transaction Documents (the “Transaction”); and

WHEREAS, certain shareholders of Seller set forth on Schedule A have entered into that certain Voting Agreement, dated as of the date of this Agreement (the “Voting Agreement”), as an inducement to Seller to enter into the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

“Accounting Standards” means the accounting policies and procedures, consistently applied in creating the Managerial Information.

“Accounts Receivable” shall mean all accounts receivable due to the Seller with respect to products or services provided or delivered by the Seller prior to Closing in connection with Business.

“Affiliate” of a Person means any other Person that, now or hereafter, directly or indirectly, controls, is controlled by or is under common control with such Person, whether through ownership, voting securities, contract or otherwise.

“Benefit Plan” shall mean each “employee benefit plan” (whether or not defined in Section 3(3) of ERISA), including but not limited to each pension, retirement, 401(k), profit-sharing, IRA savings, health or welfare, disability, cafeteria, life, health, accident, workers compensation or other insurance, bonus, compensation, deferred compensation, equity or equity-based, severance, retention, separation, employment, consulting, change-of-control, salary continuation, vacation, sick leave, paid time off, fringe benefit, incentive, or other benefit or compensation plan, policy, program, agreement, Contract or arrangement of any kind, whether written or oral (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) by Seller in connection with the Business or on behalf of current or former employees, directors, agents, or independent contractors of the Business or their dependents, or (b) with respect to which Seller may otherwise have any Liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Seller).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreement or contract, option, license, instrument, mortgage, obligation, commitment, understanding, claim, sales order, purchase order, work order, statement of work, warranty (both manufacturer and vendor), arrangement, promise, or undertaking (whether written or oral and whether express or implied).

“Customer” means that ________________ Enterprise Technology Services program.

“Encumbrance” means any lien, Liability, pledge, mortgage, deed of trust, security interest, charge, claim, pledges, easement, encroachment, license, restriction or other encumbrance of a similar kind (including liens with respect to Taxes).

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is, or was required to be, treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code.

“Fundamental Representations” means those representations and warranties in Sections 4.01 (Organization and Qualification of Seller), 4.02 (Authority of Seller), 4.03 (No Conflicts; Consents), 4.08 (Title), 4.09 (Taxes), and 4.20 (Brokers).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any arbitrator, court or tribunal of competent jurisdiction, including without limitation, any administrative, executive, judicial, legislative, taxing or regulatory authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all of the following intellectual property or proprietary rights arising under the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; (f) source code and hardware designs, including descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing; and (g) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means Internal Revenue Service.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, indebtedness, obligation, Taxes, penalty, fine or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Losses” means losses, damages, fines, penalties, Proceeding, Liabilities, Taxes, deficiencies, awards, penalties, fines, diminution in value, costs, fees and expenses, including reasonable attorneys’ fees of every kind whatsoever (including, without limitation, costs of investigation, preparing or defending any such claim, demand or Proceeding and reasonable legal fees and disbursements).

“Material Adverse Effect” means any event, circumstance, change, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the Business, or the results of operations, condition (financial or otherwise) or assets or liabilities of the Business, taken as a whole, the value of the Purchased Assets or the ability of Seller to consummate the Transactions timely, or perform its obligations under this Agreement, but excluding any such event, circumstance, change or effect resulting from (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) an epidemic or pandemic and any quarantine requirements related thereto, (c) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism, (d) changes in Laws or in generally accepted accounting principles in the United States, consistently applied, (e) earthquakes, hurricanes, or natural disasters (whether natural or man-made), or acts of God, (f) delays caused by the Buyer’s nonperformance hereunder, (g) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, or (h) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (a) through (e) above, if such event, circumstance, change, or effect has had or would reasonably be expected to have a disproportionate effect on the Business as compared to other Persons in the industry in which Seller conducts the Business, then the disproportionate aspect of such event, circumstance, change, or effect may be taken into account in determining whether a Material Adverse Effect has occurred.

“Peraton Contracts” means: (a) Purchase ________________/Subcontract Agreement, dated April 15, 2021, between Perspecta Enterprise Solutions (nka Peraton Enterprise Solutions LLC) as the prime contractor, and Infinite Group, Inc., under the U.S. Government Prime Contract No. ________________; (b) Master Consolidated Services Agreement ________________, dated August 1, 2009, between Hewlett-Packard Company and Infinite Group, Inc., including Purchase Orders ________________ and ________________, which are issued under the Master Consolidated Services Agreement; (c) ________________ Government Prime Subcontract-Contract No. U.S. Government Prime Contract number ________________; and (d) Subcontract/Purchase Order No. ________________ dated December 16, 2024 between Peraton Enterprise Solutions LLC and Infinite Group Inc. “Peraton Contracts” also includes the statements of work and purchase orders issued under the foregoing agreements, as well as Teaming Agreements ________________ and ________________, Non-Disclosure Agreements ________________ and ________________, and other additional related contracts listed on Schedule 2.01(a), each as the same has been assigned, modified, amendment or supplemented from time to time.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, waivers and consents from or of Governmental Authorities.

“Permitted Encumbrances” means (i) liens for Taxes, assessments and governmental charges not yet due and payable; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, natural person or other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement and as amended and supplemented by Seller thereafter.

“Straddle Period” means any taxable period beginning prior to and ending on or after the Closing Date.

“Tax” or “Taxes” means (a) all U.S. federal, state and local and non-U.S. taxes of any kind (together with any and all interest, penalties (whether disputed or not), additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any taxing authority, including taxes, levies, assessments, tariffs, duties, or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax, unclaimed property, escheat, customs, duties, value added tax, or other taxes, fees, assessments or charges of any kind whatsoever and (b) any liability for amounts described in the foregoing clause of (a) of another person under Treasury Regulations 1.1502-6 (or similar provision of Law), as a result of transferee liability, by Law, Contract or otherwise.

“Tax Return” means any return, declaration, report, estimate, election, claim for refund, information return or statement or other document (including any related or supporting information or schedules and any amendment thereof) filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents delivered in connection with the Transaction.

“Transfer Tax” means all transfer and similar Taxes imposed in respect of the Transaction, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees in all jurisdictions whenever and wherever imposed and all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include any income, franchise or similar Taxes.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets of the Business (collectively, the “Purchased Assets”):

(a) all Contracts set forth on Schedule 2.01(a) (collectively, the “Assigned Contracts”);

(b) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Schedule 2.01(b) (the “Tangible Personal Property”);

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(c) all Intellectual Property owned by the Seller listed on Schedule 2.01(c) (the “Intellectual Property Assets”);

(d) all warranties, indemnities, guarantees and similar rights arising from or relating to the Purchased Assets or the Assumed Liabilities;

(e) originals or copies of all machinery and equipment maintenance files, customer lists of the customers of the Business (for the avoidance of doubt, this does not include and the Buyer will not receive customer information relating to the customers serviced by Seller’s Affiliates), price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, records and data (including all correspondence with any Governmental Authority), sales material, and marketing and promotional surveys, material and research, that Seller has in its possession and that exclusively relate to the Business or the Purchased Assets;

(f) all phone numbers, email domain accounts, and social media accounts (including associated logins, passwords and other relevant user information) set forth on Schedule 2.01(f);

(g) copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, personnel files and other employee-related or employee benefit-related files relating to Division Employees, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority and any prime contractor associated with the Assigned Contracts), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Schedule 2.01(g) (collectively, “Division Books and Records”);

(h) all Permits set forth in Schedule 2.01(h) that may not be transferred under applicable Law;

(i) all claims of Seller and its Affiliates against third parties related to the Business, Purchased Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or otherwise;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(k) any other assets of Seller used exclusively in the Business; and

(l) all goodwill associated with the Business or any of the Purchased Assets, including the exclusive right of Buyer to (i) represent itself as carrying on the Business in continuation of and in succession to Seller, and (ii) use any words indicating that the Business is so carried on.

Section 2.02. Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include, but are not limited to, the following assets and properties of Seller and its Affiliates:

(a) all cash and cash equivalents, bank accounts, depository, investment accounts and marketable securities of Seller;

(b) any Contracts that are not Assigned Contracts;

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(c) all insurance policies of Seller and its Affiliates and all rights to applicable claims, related refunds and proceeds thereunder;

(d) all Benefit Plans and trusts or other assets attributable thereto;

(e) all assets, properties and rights used by Seller and its Affiliates in their businesses other than the Business;

(f) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and all employee-related or employee benefit-related files or records other than such files and records (including personnel files) relating to Selected Employees;

(g) all books and records of any nature whatsoever other than the Division Books and Records;

(h) all assets used in the Business that are owned by Customer;

(i) the rights which accrue or will accrue to Seller under this Agreement and the Transaction Documents; and

(j) the assets, properties and rights specifically set forth on Schedule 2.02(j).

Section 2.03. Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing Buyer shall assume and agree to pay, perform and discharge, or cause to be paid, performed and discharged, only the following Liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets from and after the Closing (collectively, the “Assumed Liabilities”):

(a) those Liabilities incurred or accruing after the Effective Time which arise under the Assigned Contracts specifically assumed by Buyer pursuant to Section 2.01 hereof and which relate to Buyer’s operation or conduct of the Business after the Effective Time;

(b) the accrued but unused vacation with respect to the Selected Employees that will be credited to Selected Employees by Buyer pursuant to Section 6.02(d)(ii); and

(c) all Liabilities and obligations of Seller set forth on Schedule 2.03(b).

Section 2.04. Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume and shall have no responsibility or obligation to pay, perform or discharge and Seller hereby agrees to pay, perform and discharge, or cause to be paid, performed and discharged, any and all liabilities or obligations of Seller and its Affiliates, whether known, unknown, direct, indirect, absolute, contingent or otherwise (collectively, the “Excluded Liabilities”), including without limitation:

(a) Liabilities arising out of the operation of the Business by Seller prior to the Closing Date;

(b) any Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities with respect to all periods prior to the Closing Date;

(c) any Liabilities of Seller or any of its Affiliates relating to or arising out of (i) the employment or service, or termination of employment or service, of any current or former employee, officer, director, shareholder, consultant, independent contractor or other Person, or dependent thereof, at or prior to the Effective Time, including Benefit Plans and severance obligations other than the accrued but unused vacation with respect to Selected Employees assumed by Buyer pursuant to Section 2.03(b)(ii), or (ii) workers’ compensation claims of any current or former employee which relate to events occurring on or prior to the Effective Time;

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(d) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others and all sale, change-of-control, “stay around,” retention, transaction or other similar bonus payment, benefit or compensation that is created, accumulated or accrued or becomes due or payable to any current or former director, employee or consultant of the Business (and all associated Tax or withholding obligations related thereto) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

(e) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(f) any Liabilities under any Contracts, including Intellectual Property Agreements, to the extent such Liabilities arise out of or relate to a breach by Seller of such Contract prior to Closing; or

(g) all Liabilities associated with any debt, loan or credit facility of Seller and/or the Business owing to any third party, any Affiliate of the Seller or any financial institution.

All Excluded Liabilities will be retained and remain obligations of the Seller or its Affiliates.

Section 2.05. Purchase Price. The purchase price for the Purchased Assets shall be the Purchase Price, subject to adjustment and the terms and conditions of this Agreement, plus the assumption of the Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall pay the Purchase Price by wire transfer of immediately available funds in accordance with the wire transfer instructions or other payment instructions to be provided by Seller prior to Closing and then set forth on Exhibit A (the “Flow of Funds Memorandum”) as follows:

(a) The Seller transaction expenses to those parties entitled thereto on behalf of Seller in accordance with the Transactions contemplated by this Agreement, including but not limited to those Persons disclosed on Schedule 4.20 (the “Transaction Expenses”); provided that amounts paid to Seller employees, if any, shall be paid through Seller’s payroll tax system within three (3) business days of the Closing and subject to applicable withholding Taxes and such amounts paid through payroll shall not be deducted from the Purchase Price under paragraph (b) below;

(b) To Seller an amount equal to (i) $7,500,000, minus (ii) the Transaction Expenses (collectively, the “Purchase Price”).

Section 2.06. Allocation of Purchase Price. The Purchase Price (including any Assumed Liabilities and any capitalized costs or other items treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among the Purchased Assets for Tax purposes in accordance with the allocation schedule to be agreed upon by the parties and attached hereto as Schedule A (the “Allocation Schedule”). The Allocation Schedule has been prepared in accordance with Section 1060 of the Code and the applicable U.S. Treasury regulations. Seller and Buyer agree to file their respective IRS Form 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and agree not to take any position inconsistent with the Allocation Schedule in any Tax Return, in any refund claim, in any litigation, or otherwise, except as otherwise required by a “determination” as defined in Code Section 1313(a).

Section 2.07. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer or its designee and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount otherwise payable pursuant to this Agreement such amounts as Buyer or its designee or the Seller are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

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ARTICLE III

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is as soon as practical but no later than the second business day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. Immediately prior to the Closing, the Buyer and Seller and their respective counsel shall participate in a teleconference to confirm the satisfactory receipt of the deliveries set forth in ARTICLE VII of this Agreement and to authorize the Closing and the delivery and performance of this Agreement and the Transaction Documents. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be effective as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”).

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) duly executed by Seller transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Seller effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) a duly executed certificate of non-foreign status with respect to Seller meeting the requirements of Treasury Regulation 1.1445-2(b)(2), in substantially the form attached as Exhibit D;

(iv) the Seller Closing Certificate;

(v) the Consents pursuant to Section 7.02;

(vi) copies of the mutually executed (a) renewals of the Assigned Contracts for the 2025 Fiscal Year, and (b) ________________ Engineering Virtualization Systems Engineer III Task Order;

(vii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);

(viii) a properly completed and duly executed IRS Form W-9 on behalf of Seller; and

(ix) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b) At the Closing, Buyer shall, as applicable, deliver, or cause to be delivered, to Seller:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) [intentionally omitted];

(iv) the Buyer Closing Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f); and

(vi) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Buyer pursuant to this Agreement or otherwise reasonably required to consummate the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date (as though made then and as through the Closing Date was substituted for the date of this Agreement throughout this Article IV).

Section 4.01. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business makes such licensing or qualification necessary.

Section 4.02. Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party and to consummate the Transaction, subject to approval of its shareholders. The execution and delivery by Seller of this Agreement and of any other Transaction Document to which Seller is a party and the performance by Seller of its obligations under the Transaction have been duly authorized by all requisite corporate action on the part of Seller, subject to approval of its shareholders. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by the Enforceability Exceptions. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller of the other Transaction Documents to which it is a party, and the consummation of the Transaction, including the transfer and assignment of the Purchased Assets at Closing, do not and will not: (a) result in a violation or breach of any provision of the organizational and governing documents of Seller; (b) except as set forth in Schedule 4.03, result in a violation or breach of or require the consent, notice or other action by any Person under any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Schedule 4.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Assigned Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Schedule 4.03, the Purchased Assets are freely assignable and transferable. No consent, approval, waiver, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transaction, except as set forth in Schedule 4.03.

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Section 4.04. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.04, since September 1, 2023, (a) Seller has operated the Business in the ordinary course of business; (b) there has not been, with respect to the Business, any event, occurrence, or development that has had or would reasonably be expected to have a Material Adverse Effect on the Business or Purchased Assets; (c) there has not been any grant or announcement of, or any act or omission resulting in, any increase in the wages, salaries, compensation, bonuses, severance, benefits or incentives payable to any current or former employee, director or consultant of the Business; (d) the Seller has not amended, modified, terminated, waived or adjusted any Contract that would constitute a Material Contract and Seller has not received any notice, announcement, or information regarding the termination of any Material Contract or any change to any requirements or qualifications from any prime contractor or Customer associated with any Material Contract; (e) neither Seller nor the Business has suffered any material damage, destruction or other loss with respect to material property used in the Business or waived any rights of material value; (f) there has not been any imposition of any Encumbrance upon any of the Purchased Assets; (g) neither the Seller nor the Business has adopted of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or (h) there has been no Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.05. Managerial Information.

(a) Schedule 4.05(a) sets forth the following financial information (the “Managerial Information”): (i) an unaudited pro forma table of operations of the Business as of and for the fiscal year ended December 31, 2024 (the “Year-End Managerial Information”); (ii) an employee census, and payroll, and unaudited pro forma table of operations of the Business (the “Most Recent Managerial Information”) as of and for the twelve months ended December 31, 2024 (the “Most Recent Fiscal Month End”); and (iii) the working capital statement for the Business for the twelve (12) month period ending on the Most Recent Fiscal Month End. The Managerial Information has been prepared in accordance with the Accounting Standards. Seller has provided Buyer with true and correct copies of all invoices issues by Seller to the customer(s) under the Assigned Contracts between January 1, 2023 and December 31, 2024.

(b) The Managerial Information: (w) was prepared from the Division Books and Records (which Division Books and Records are true, correct and complete in all material respects); (x) presents a reasonable view (subject to the Accounting Standards) in all material respects of the financial position of Seller with respect to the Business as of and at the periods specified therein and the results of operations, earnings and cash flows of Seller for the periods specified therein; (y) is accurate in all material respects; and (z) accurately reflect all costs and expenses of the Business in all material respects.

(c) Seller has no accrued, contingent or other material Liabilities of any nature whatsoever related to the Business or the Purchased Assets except for (i) Liabilities set out or reflected on the face of the Most Recent Managerial Information; (ii) Liabilities of the type set forth on the Most Recent Managerial Information that have been incurred by Seller since the Most Recent Fiscal Month End in the ordinary course of business (none of which is a Liability resulting from noncompliance with any legal requirement, breach of contract, breach of warranty, tort or infringement); (iii) Excluded Liabilities; and (iv) Liabilities disclosed in Schedule 4.05(c).

(d) Schedule 4.05(d) sets forth the January, February, March, April, May, June, July, and August 2024 income statements of the Business. The figures presented thereon were prepared from the Division Books and Records (which Division Books and Records are true, correct and complete in all material respects when considered in the context of the consolidated financial statements for Seller’s entire business).

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Section 4.06. Litigation. Except as set forth on Schedule 4.06, there is no legal action pending or, to the Seller’s knowledge, threatened against Seller, the Business or which relates to the Purchased Assets or the Business. Except as set forth in Schedule 4.06, there are no outstanding Governmental Orders or arbitration awards and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.07. Material Contracts.

(a) Schedule 4.07(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party and by which it is bound in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party hereto more than one (1) year from the date hereof;

(ii) any Contracts that: (i) restrict the ability of the Seller to engage in any line or type of business or from competing with any Person; (ii) commit the Seller to an exclusive purchase relationship with any vendor; (iii) commit the Seller to provide any product or service exclusively to a particular customer; (iv) prohibit the Seller from soliciting any Person to become a customer or employee of the Seller; or (v) grant to any Person a right of first refusal or right of first offer on the sale of any part of the Business;

(iii) any currently effective or prior collective bargaining or union Contract with respect to its employees;

(iv) any surety bonds and any Contracts involving a guarantee of any obligations of other Persons by the Seller or any Contracts to acquire or guarantee any obligations of other Persons by the Seller;

(v) any Contracts providing for notice, the payment of compensation or other benefits, or creating or triggering any rights of acceleration, consent, termination, modification, cancellation, loss of rights, or other rights or obligations in the event of a sale or change in control of the Seller or its assets;

(vi) any Contracts that provide for a most-favored pricing provision for any customer of the Seller;

(vii) except for agreements relating to trade payables, all Contracts relating to funded indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000; or

(viii) all Contracts with any Governmental Authority; and

(ix) all joint venture, partnership or similar Contracts.

(b) Except as set forth on Schedule 4.07(b), Seller is not in breach of, or default under, any Material Contract, nor, to the knowledge of the Seller, is there any valid basis for any claim of default by the Seller under, or material breach or violation by the Seller of, any provision of any Material Contract. Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To the knowledge of the Seller, no other party is in default under, or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract. The Seller is not currently renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder.

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(c) No Customer or any party to a Material Contract for the provision of services by the Seller (“Material Contract Party”), has terminated its relationship with the Seller or given written notice to the effect (or threatened) that such Customer or Material Contract Party will (and to the Seller’s knowledge, no such Customer or Material Contract Party intends to) (i) terminate its relationship with the Seller or terminate any Material Contract (including an indication of nonrenewal by such Customer or Material Contract Party upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the responsibilities, services or obligations under any Material Contract or (iii) adversely modify the terms of its relationship with the Seller or under any Material Contract in any material respect, in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise (including in connection with any federally mandated work stoppage or funding delay). There are no suppliers of products or services to the Seller or the Business that are material to the Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. There are no, and within the past twelve (12) months there have been no, material disputes with any Customer or under any Material Contract.

Section 4.08. Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances and such Encumbrances as will be released and discharged at Closing.

Section 4.09. Taxes.

(a) All Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all respects. All Taxes due and payable with respect to the Purchased Assets, the Assumed Liabilities or the Business, whether or not shown to be due on any Tax Return, have been or, to the extent first due and payable between the date hereof and the Closing Date, will be, timely paid in full.

(b) All amounts of Taxes required to have been withheld and paid, deducted or collected by the Seller under applicable Law with respect to the Purchased Assets, the Assumed Liabilities and the Business, including in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other Person, have been timely and properly withheld, deducted or collected and paid to the appropriate Governmental Authority, and all IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed. Seller has timely collected all sales, use, value-added and similar Taxes required to be collected by them with respect to the Purchased Assets, the Assumed Liabilities and the Business, and have remitted, or will remit, in each case on a timely basis, such amounts to the appropriate Governmental Authority. Seller has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from Seller.

(c) No deficiency with respect to Taxes has been claimed, proposed, asserted or assessed against or with respect to any Seller with respect to the Purchased Assets, the Assumed Liabilities or the Business which has not been fully paid or finally settled. There is no audit, claim or assessment pending, or to Seller’s knowledge proposed, contemplated, asserted or threatened in writing (or, to the knowledge of the Seller, otherwise) with respect to any Tax or Tax Return related to the Purchased Assets, the Assumed Liabilities and the Business, and no Governmental Authority has indicated to Seller in writing an intent to investigate, commence or open such an audit, claim or assessment with respect to any such Tax or Tax Return. There are no currently outstanding agreements, consents or applications to extend or waive any statute of limitations with respect to any Tax Returns or Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business that will remain in effect as of the Closing Date. No power of attorney has been granted with respect to any matter relating to Taxes payable with respect to the Purchased Assets, the Assumed Liabilities or the Business that will be in effect as of the Closing Date that will be binding upon Buyer.

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(d) No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested with respect to the Purchased Assets, the Assumed Liabilities or the Business. There are no Encumbrances with respect to Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets.

(e) No claim has been made in writing (or, to the knowledge of the Seller, otherwise) by a Governmental Authority in a jurisdiction where any Seller does not file Tax Returns or Taxes are not paid with respect to the Purchased Assets, the Assumed Liabilities or the Business that such Seller is subject to taxation by that jurisdiction or such Taxes are required to be paid.

(f) No tax election has been made with respect to any of the Purchased Assets, the Assumed Liabilities or the Business that has, or may have, continuing effect for Tax purposes, after the Closing Date. None of the Purchased Assets or the Assumed Liabilities is, nor is any property relating to the Business, “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g) Schedule 4.09(g) sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or orders to which the Business or any of the Purchased Assets or Assumed Liabilities is currently subject. Seller has made available to Buyer all documents relating to such Tax exemptions, Tax holidays or other Tax reduction arrangements or orders. Seller is in compliance with the requirements for any such Tax exemption, Tax holiday or other Tax reduction arrangement or order.

(h) No Purchased Asset or Assumed Liability is a “United States real property interest” under Section 897 of the Code.

(i) No Purchased Asset or Assumed Liability is an equity interest in a Person for Tax purposes.

Section 4.10. Assigned Contracts. The Seller has not received any notice of any breach or default or event that (with due notice or lapse of time or both) would constitute a breach or default by the Seller under any Assigned Contract. Each Assigned Contract is a legal, valid and binding obligation of the Seller and is in full force and effect (except as limited by the Enforceability Exceptions). To the Seller’s knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Assigned Contract, and no party to any Assigned Contract has exercised or threatened to exercise any termination rights with respect to any such Assigned Contract. The Seller has in all material respects performed all obligations required to be performed by it to date under each Assigned Contract to which it is a party and is not in default or breach of any Assigned Contract (with due notice or lapse of time or both). The Seller has made available to Buyer true, correct and complete copies of each of the Assigned Contracts. Except as set forth on Schedule 4.10, no customer to any Assigned Contract has indicated within the past year that it will stop or materially decrease its level of business with the Seller or otherwise materially or adversely modify its relationship with the Seller.

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Section 4.11. Intellectual Property.

(a) Schedule 4.11(a)lists (i) all Intellectual Property Registrations that are material to the conduct of the Business and (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software). Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b) The Seller has not received any notice, complaint, claim or other communication of any legal actions pending or, to the knowledge of Seller, threatened, (i) alleging that the Seller is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any third Person or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property Assets. Neither the use nor practice of any Intellectual Property Assets nor the conduct or operation of the Business nor its products or services (or the use, provision, distribution or exploitation thereof) infringes upon, misappropriates (or results from the misappropriation of), or otherwise violates any Intellectual Property rights of any Person. To the Seller’s knowledge, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property.

Section 4.12. Compliance with Laws. Except as set forth in Schedule 4.12 the Seller is in compliance with all Laws and Governmental Orders applicable to the Seller and the Seller has not received any notice of any violations of any Law or Governmental Order. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits due as of the date hereof have been paid in full. Schedule 4.12 lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted and use of the Purchased Assets.

Section 4.13. Employment.

(a) Schedule 4.13(a) contains a true and correct list of the employees of Seller that perform services in connection with the Business or the Purchased Assets (“Division Employees”) and sets forth (i) the names of such Division Employees, (ii) their annual salary, hourly rate, or compensation structure, as applicable, (iii) their commission, bonus, or other incentive based compensation, if any, and each compensation plan to which they are a party or in which they participate, and (iv) their position, work location, whether part-time or full-time, active, leave or layoff status, and accrued and unused vacation or paid time off, in each case, whether classified as exempt or non-exempt from the Fair Labor Standards Act and similar state and local laws.

(b) Since January 1, 2019, Seller has been in compliance with all then applicable Laws and Governmental Orders relating to labor and employment, including Laws regarding fair employment practices, terms and conditions of employment, applicant and employee background checking, wages (including overtime wages and the proper classification of employees as “exempt” or “nonexempt”), withholding of taxes, employment discrimination, disability rights and benefits, labor relations, pay equity, civil rights, sexual or other harassment, working hours, industrial relations, employment practices, working conditions, equal employment opportunity, affirmative action, leaves of absence, employee benefits, plant closing, mass layoff, occupational safety and health, visa, immigration and required documentation, and workers’ compensation (collectively, the “Labor Laws”) other than noncompliance with Labor Laws that has been corrected prior to the date hereof and for which the Seller shall have, individually or in the aggregate, no further material liability. Each Person classified by the Seller as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is and has at all times been properly classified under all governing Law, and the Seller has fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Law. The Seller is in compliance with and has been in compliance with, all Laws relating to the employment of Persons who are not citizens of the country in which they are employed, and all Laws relating to the documentation and recordkeeping of employees’ work authorization status. Since January 1, 2019, Seller has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation) or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Seller regarding the foregoing, it has been fully satisfied). Seller is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no charges, complaints or Proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices, or other Proceedings related to employees, pending or, to the knowledge of the Seller, threatened against the Seller.

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(c) Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Division Employees. Since January 1, 2019, there has not been, nor, to Seller’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Business or any of the Division Employees.

(d) Seller will comply with all material obligations owed to employees and independent contractors arising before the Closing Date, which Seller may be required to undertake after the Closing Date, including, but not limited to, (i) making payment of wages, bonus, commission, severance, accrued earned benefits and any other compensation earned in accordance with Seller’s regular payroll practice, (ii) withholding of applicable taxes and fully and accurately reporting all payments to employees, independent contractors and any other workers to the IRS and other authorities; (iii) compliance with all documentation and recordkeeping requirements for applicable required time periods; and (iv) providing and administering employee benefits in accordance with the terms of such plans.

(e) No Benefit Plan is (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, or (v) a Benefit Plan that owns employer stock, and neither Seller nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, any such plan.

(f) Each Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code is so qualified and is either (i) the recipient of a favorable determination letter from the IRS, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2017-41; and no amendment has been made nor to the knowledge of Seller has any event occurred with respect to any such Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code; additionally, each trust created under any such Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption.

(g) Seller has previously been in compliance in all material respects, and is currently in compliance, with the applicable requirements for its welfare benefit plans (within the meaning of Section 5000(b)(1) of the Code), including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA (which provisions are hereinafter referred to collectively as “COBRA”) or similar state Law, and (ii) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder.

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(h) Buyer will not have any Liability under any Benefit Plan, except for the accrued but unused vacation that will be credited to Selected Employees pursuant to Section 6.02(d)(ii).

Section 4.14. Insurance. All premiums due and payable under insurance coverage applicable to the Business and the Purchased Assets (the “Insurance Policies”) have been paid, and there are no material defaults under any such policy by the Seller or, to the Seller’s knowledge, the applicable insurer. The Seller has not received any notice of cancellation relating to any such Insurance Policies, and there are no material claims pending under any such Insurance Policies for which coverage has been denied by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice). The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which it is bound.

Section 4.15. Accounts Receivable and Accounts Payable.

(a) Except as set forth in Schedule 4.15(a), the Accounts Receivable reflected on the Managerial Information, and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller involving the sale of goods or the rendering of services in the ordinary course of business and (b) constitute only valid, undisputed claims of the Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts, if any, shown on the Managerial Information or, with respect to Accounts Receivable arising after the date shown on the Managerial Information, on the accounting records of the Seller, have been consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) Except as set forth in Schedule 4.15(b), the Seller has managed, and will continue to manage, the accounts payable of the Business in the ordinary course of business through the Effective Time. Without limiting the generality of the foregoing, the Seller has not delayed the payment of any account payable of the Business beyond the ordinary course of business in anticipation of the transactions contemplated by this Agreement. As of the Effective Time, the Seller will be current in its payments to its suppliers and/or vendors providing goods or services to the Business, except those being contested or disputed by the Seller in good faith.

Section 4.16. Certain Payments; Foreign Corrupt Practices Act. Neither the Seller nor any of its directors, officers, representatives, or employees, nor to the knowledge of the Seller, any agent or third party representative acting on behalf of the Seller, has directly or indirectly (a) has used or is using any funds of the Seller for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any funds of the Seller for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption law applicable to the Seller, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d), or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The books of account and other financial records of the Seller (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls.

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Section 4.17. Government Contracts. Schedule 4.17 sets forth each Contract between the Seller and a Governmental Authority, including any prime contractor, higher-tier subcontractor or grantee under such Contract (each, a “Governmental Contract”). To the knowledge of the Seller, each Governmental Contract was legally awarded and is not subject to any bid or award protest Proceedings or reasonably likely to become the subject of any such bid or award protest Proceedings. The Seller has complied in all material respects with all requirements of applicable Law and procedures and all terms and conditions with respect to each such Governmental Contract. The Seller is not or has not been a party to any valid Governmental Contract where the goods or services purchased, or identified to be purchased, by a Governmental Authority under such Governmental Contract were outside the scope of such Governmental Contract. To the knowledge of the Seller, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Seller in connection with any Governmental Contract were current, accurate and complete as of the date of their submission. To the knowledge of the Seller, no facts exist that could give rise to a material claim for price adjustment under applicable Law or to any other request for a material reduction in the price of any Governmental Contract. To the knowledge of the Seller, there are neither any outstanding claims nor disputes against the Seller relating to any Governmental Contract nor any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future and no Governmental Authority, prime contractor, higher-tier subcontractor or grantee under any Governmental Contract has notified the Seller of any actual or alleged violation of breach of any Law, representation, certification, disclosure obligation, Contract term, condition, clause, provision or specification with respect to any Governmental Contract. No Governmental Contract is subject to the McNamara-O’Hara Service Contract Act of 1965, as amended. To the knowledge of the Seller, no facts exist that could reasonably be expected to give rise to liability to the Seller or the Business under the False Claims Act. The Seller has not undergone, and is not undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Governmental Contract. The Seller has not been and is not currently suspended, debarred or, to the knowledge of the Seller, proposed for suspension or debarment from any Governmental Authority contracting.

Section 4.18. Omitted.

Section 4.19. Solvency.

(a) Omitted.

(b) No action has been taken by or on behalf of the Seller for the termination, winding up, liquidation or dissolution of it or to make any assignment for the benefit of creditors. The Seller has not filed a petition in voluntary liquidation or bankruptcy or under other similar laws and has not commenced any case or Proceeding under applicable insolvency or bankruptcy laws or other similar laws. The Seller has not consented to the appointment of a receiver, administrator, custodian, liquidator or trustee of all or any part of its assets. The Seller has not taken any action for the purpose of effecting any of the foregoing. No order or decree has been rendered by any Governmental Authority with respect to the Seller regarding any of the foregoing. The Seller has not been adjudicated as bankrupt or insolvent. No petition for any Proceeding in bankruptcy, liquidation or insolvency or for the reorganization or readjustment of indebtedness has been filed with respect to the Seller. No case or Proceeding has been commenced under any applicable bankruptcy or insolvency laws against the Seller. No receiver, administrator, custodian, liquidator or trustee has been appointed for the Seller or any part of the assets of the Seller.

Section 4.20. Brokers. Except as set forth on Schedule 4.20, no broker, finder, other intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any other Transaction Document based upon arrangements made by or on behalf of Seller.

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Section 4.21. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date (as though made then and as through the Closing Date was substituted for the date of this Agreement throughout this Article V).

Section 5.01. Organization and Good Standing. Buyer has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware.

Section 5.02. Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party and the performance by Buyer of its obligations under the Transaction have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, do not and will not: (a) result in a violation or breach of any provision of the organizational and governing documents of Buyer; (b) result in a violation or breach of or require the consent, notice or other action by any Person under any material provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any agreement to which Buyer is a party. No consent, approval, waiver, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction.

Section 5.04. Absence of Litigation. There is no Proceeding pending, or to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 5.05. Brokers. No broker, finder, other intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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Section 5.06. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.07. No Other Representations and Warranties. Buyer acknowledges that neither Seller nor any other Person has made or is making, and Buyer is not relying upon in making its determination to enter into this Agreement and consummate the Transaction, any other express or implied representations or warranties other than those expressly contained in this Agreement. Buyer acknowledges that, except for the representations and warranties expressly contained herein, Buyer is receiving the Purchased Assets on an “as is, where is” basis.

ARTICLE VI

COVENANT

Section 6.01. Pre-Closing Covenants.

(a) Conduct of Business Prior to the Closing. From the date of this Agreement until the Closing (or earlier termination of this Agreement in accordance with its terms), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current business organization, operations, employees, performance and practices of the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

(b) Access to Information. From the date of this Agreement until the Closing (or earlier termination of this Agreement in accordance with its terms), Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Business equipment, properties, assets, premises, Division Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance written notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller.

(c) Governmental Approvals and Consents.

(i) Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(ii) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(iii) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.03; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(d) Closing Conditions. From the date of this Agreement until the Closing (or earlier termination of this Agreement in accordance with its terms), each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

(e) Exclusivity. From the date of this Agreement until the Closing (or earlier termination of this Agreement in accordance with its terms), Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Business or any substantial portion of the Purchased Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(f) Confidentiality. Each party hereto, on behalf of itself and its Affiliates and Representatives, shall maintain as confidential and shall not disclose to any Person this Agreement, the terms and conditions of this Agreement or any information, records, correspondence, memoranda, writings, documents and instruments arising out of, relating to or made in connection with the Business and the Purchased Assets (collectively, the “Confidential Information”). Notwithstanding the foregoing, the confidentiality obligations contained in this Section 6.01(f) do not apply to Confidential Information that: (a) is or becomes generally available to the public other than as a result of the receiving party’s breach of this Agreement; (b) is required by Law or stock exchange rules to be disclosed to any Person or the public; or (c) is required to be disclosed in response to a valid order of a court of competent jurisdiction or authorized Governmental Authority, provided that the receiving party (i) must give the other party prompt written notice and allow such other party to seek to obtain a protective order prior to such disclosure and (ii) allows only the required portion of the Confidential Information to be disclosed to the court or Governmental Authority.

(g) Public Announcements. Unless otherwise required by applicable Law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller are listed or traded, and except with respect to disclosure to Seller’s shareholders, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 6.02. Post Closing Covenants.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(b) Collection of Receivables; Misdirected Payments. From and after the Closing, Buyer shall have the right and authority to collect for its own account all accounts receivable and other related items that are included in the Purchased Assets with respect to operation of the Business after the Closing Date. Seller shall have the right and authority to collect for its own account all Accounts Receivable with respect to the Business for periods on or prior to the Closing Date. The Seller shall deliver and pay over to Buyer, within five (5) days, any cash or other property received directly or indirectly by it or any of its Affiliates to the extent such cash or other property was paid in respect of, or constitutes, a Purchased Asset (including, without limitation, any accounts receivable). In the event that after Closing, Seller or its Affiliates receives any payment arising out of or relating to the Purchased Assets or the Business for a period after the Closing Date, Seller agrees to promptly remit such funds to Buyer. If Buyer or its Affiliates receives any payment after the Closing or is otherwise in possession of any funds arising out of or relating to the Excluded Assets, Buyer agrees to promptly remit such funds to Seller.

(c) Payment of Accounts Payable. The parties hereto acknowledge and agree that except as set forth in this Agreement, Buyer is not acquiring or assuming the Seller’s accounts payable and Seller shall remain solely responsible for the payment thereof.

(d) Employees.

(i) Buyer shall make an offer of employment for “at will” employment to all Division Employees on substantially the same or better terms of employment, in the aggregate, as currently offered to such Division Employees by Seller; provided that such Division Employees shall not be considered employees of Buyer until they commence employment with Buyer and agree to such terms and conditions, effective as of the day immediately following the Closing Date (all such Division Employees who accept an offer of employment from Buyer and become an employee of Buyer being referred to herein as “Selected Employees”), and such offer of employment shall be subject to Buyer’s standard hiring policies and the execution of such other lawful and reasonable agreements as may be required by Buyer for new hires. Each Selected Employee shall be an “at will” employee. The Seller shall terminate the employment of all of the Selected Employees as of the Effective Time. All original personnel records of any Selected Employees maintained by Seller shall become the property of Buyer upon Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any definite period following the Closing Date. Seller shall use commercially reasonable efforts to encourage the recipients of offers of employment with Buyer to accept such offers of employment.

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(ii) Each Selected Employee shall receive credit from Buyer for all of his or her accrued but unused vacation or other paid time off as of the Closing Date, as set forth on Schedule 4.13(a), if permitted by Law, provided that the balance of such Selected Employee’s accrued but unused vacation or other paid time off has a positive balance. Such accrued but unused vacation or other paid time off shall be administered in accordance with Buyer’s vacation or paid time off policy or program, as amended from time to time.

(iii) The Seller shall under all circumstances remain responsible and indemnify and hold Buyer harmless from (A) any and all wages, commissions, fees and other remuneration due from the Seller to any and all of its consultants, contractors and employees, including employees at will and employees with written or oral employment or remuneration agreements of any nature, with respect to their services as employees of the Seller; (B) Seller employee termination and severance costs and expenses, including, but not limited to, severance pay, and accrued benefits of all Division Employees whether hired by Buyer or not; (C) the Seller’s obligation, if applicable, to provide health plan continuation coverage in accordance with the requirements of COBRA and ERISA; (D) the notice and other requirements under the WARN Act, if applicable; (E) claims made by any Division Employee who becomes a Selected Employee for any action or conduct through the Effective Time and for claims made by any Division Employee who does not become a Selected Employee; and (F) claims made or incurred under any Benefit Plan.

(iv) In no event will the terms of this Agreement be deemed to: (A) establish, amend or modify any benefit plan, program, agreement or arrangement maintained or sponsored by Seller, Buyer or any of their respective Affiliates; (B) alter or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or employment plan, program, agreement or arrangement after the Closing Date; or (C) confer upon any employee, former employee or any other individual any right to employment or continued employment or benefits or continued service with Buyer, Seller or any of their respective Affiliates, or constitute or create an employment agreement with any employee, former employee or other individual.

(e) Non-Competition; Non-Solicitation.

(i) For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), except as otherwise set forth herein, Seller shall not, and shall not permit any of its Affiliates (including, without limitation, jointly or in conjunction with any Person as principal or agent) to, directly or indirectly, (i) engage in or assist others in engaging in the Business or in any business that is directly competitive with the Business; (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity or in any business that is directly competitive with the Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client, customer, supplier or licensor of the Business and any Person that becomes a client, customer, supplier or licensor of the Business after the Closing), or any other Person who has a material business relationship with the Business (collectively, “Business Relations”), to terminate or modify any such actual or prospective relationship or otherwise interfere in the commercial relationship between such Business Relation and Buyer and its subsidiaries. Notwithstanding the foregoing, Seller and its Affiliates may, and, subject to compliance with this Section 6.02(e), the following will not constitute, solely by reason thereof, a violation on the part of Seller of this Section 6.02(e), own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person; Buyer acknowledges that Seller and its Affiliates have and will continue to have material business relationships with actual and prospective clients, customers, suppliers and licensors related to businesses other than the Business and that these relationships do not violate the provisions of this Section 6.02(e) so long as the relationships do not relate to the Business and so long as Seller and its Affiliates comply with the restrictions and prescriptions set forth in this Section 6.02(e).

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(ii) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates (including, jointly or in conjunction with any Person as principal or agent) to, directly or indirectly, hire or solicit any person who is a Selected Employee or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, that nothing in this Section 6.02(e) shall prevent Seller or any of its Affiliates from engaging in general solicitation that is not directed specifically to any such employees.

(iii) During the Restricted Period, Seller shall, and shall cause its Affiliates to, on the terms set forth herein (i) treat and hold all Confidential Information as strictly confidential, (ii) not make available, sell, disclose or otherwise communicate to any Person any Confidential Information and (iii) refrain from using any Confidential Information. In the event that Seller or an Affiliate thereof is required to disclose any Confidential Information, Seller shall notify Buyer promptly of the requirement (if legally permissible), which notification shall include the nature of the legal requirement and the extent of the required disclosure, so that Buyer may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or such Affiliate is compelled to disclose any Confidential Information to any court, Seller or such Affiliate may disclose the Confidential Information to such court; provided that Seller shall use reasonable best efforts to obtain, at the request and expense of Buyer an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Notwithstanding anything to the contrary in this paragraph (c), Seller may make such disclosures of Confidential Information as are required by any regulation or rule of any stock exchange or organized securities market on which the securities of Seller are listed or traded.

(iv) Notwithstanding anything to the contrary in this Section 6.02(e), nothing in this Section 6.02 or elsewhere in this Agreement shall prohibit Seller from conducting any business for and with any Person (including, but not limited to, Peraton) in connection with the provision of services to any Person other than the ________________ so long as such services are not Restricted Services. “Restricted Services” means 24x7x365 Windows and/or Linux operating system and hardware support and monitoring. For the avoidance of doubt, Restricted Services shall not include (i) cybersecurity vulnerability management solutions, CISO services, or other cybersecurity-related managed and consultive services or (ii) services that are not Restricted Services that are subcontracted to the Buyer by Seller. Seller can otherwise conduct business with Peraton in other services unrelated to the Restricted Services. Notwithstanding anything to the contrary in this Section 6.02(e), the restrictions set forth in this Section 6.02(e)(iv) shall expire on the thirty month anniversary of the Closing Date with respect to Seller’s provision of Restricted Services to any Persons other than Peraton, or its successor, with respect to Restricted Services delivered on behalf of the ________________.

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(v) Seller acknowledges that a breach or threatened breach of this Section 6.02(e) would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(vi) Seller acknowledges that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02(e) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is required by Law or stock exchange rules to be disclosed to any Person or the public; or (c) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(g) Transfer of Permits. Seller will use its commercially reasonable efforts to assist with the transfer and amendment of all Permits that constitute Purchased Assets.

(h) Notification of Sale, Transfer or Assignment in Bulk. The parties to this Agreement hereby waive compliance with the provisions of any bulk transfer or bulk sales Law of any jurisdiction in connection with the Transaction.

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(i) Tax Matters.

(i) The parties hereto agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and documents relating solely to the Business and the Purchased Assets necessary for the filing of Tax Returns or the prosecution, defense, or conduct of any pending or threatened audit, claim, demand, adjustment or proceeding involving a tax authority.

(ii) For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended on the Closing Date and the other which began on the Closing Date, and all taxable items with respect to the Purchased Assets, the Assumed Liabilities or the Business for the Straddle Period shall be apportioned ratably between such two (2) taxable years or periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

(j) Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to effectively carry out the provisions hereof and give effect to the Transaction and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

The parties may waive any condition specified in this Section 7.01 if they execute and deliver to the other party a writing so stating at or prior to Closing.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and complete in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a);

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller, dated as of the Closing Date, certifying as to (i) the certificate of incorporation and bylaws of the Seller, (ii) the incumbency of each party executing this Agreement and any other agreements, documents or instruments to be delivered by Seller to Buyer pursuant to this Agreement at or prior to Closing, (iii) the resolutions of the Seller’s board of directors and shareholders of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iv) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) The Selected Employees shall have accepted an offer of employment with Buyer on terms reasonably satisfactory to Buyer.

(g) The Seller shall have executed and delivered to Buyer the Bill of Sale, and such other good and sufficient bills of sale and other instruments of transfer, as shall be necessary to assign and transfer to and vest in Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances except any Permitted Encumbrances, and all Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and such holders of Encumbrances have approved the sale of the Purchased Assets to Buyer without restriction and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h) Seller shall have received all consents, authorizations, waivers and approvals listed on Schedule 4.03 (except for those also listed on Schedule 9.02(e)), and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, including but not limited to the written consent of Peraton (in a form mutually agreed to by Buyer and Seller) and such other party(ies) as is necessary to ensure the assignment of the Peraton Contracts (collectively, the “Consents”); provided, however, and for the avoidance of doubt, Seller shall not be required to deliver consents with respect to those agreements listed on Schedule 9.02(e).

(i) Since the date of the Most Recent Fiscal Month End, neither the Seller nor the Business shall have experienced any Material Adverse Effect.

(j) Following the date of this Agreement, Buyer shall have completed a call with Peraton that is satisfactory to Buyer in its sole discretion in connection with the Buyer’s assumption of the Business and the Assigned Contracts, including (but not limited to) the Buyer’s business size status and small business subcontracting plan.

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(k) No Material Contract Party to a Peraton Contract is subject to, or under threat of, any Governmental Order or other review by a Governmental Authority that could adversely impact the Business.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and complete in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall deliver to Seller the Purchase Price in accordance with Section 2.05, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the certificate of formation and operating agreement of the Buyer, (ii) the incumbency of each party executing this Agreement and any other agreements, documents or instruments to be delivered by Buyer to Seller pursuant to this Agreement at or prior to Closing, (iii) the resolutions adopted by the manager of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iv) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received all Consents.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either party by written notice to the other party if the Closing has not occurred on or before June 30, 2025 (the “Drop Dead Date”), unless such failure is the result of a breach of the terminating party;

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(c) by Buyer by written notice to Seller if:

(i) Buyer is not then in breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such material breach, inaccuracy or failure has not been cured by Seller within ten (10) days of receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) at any time prior to the Closing, the Voting Agreement is amended, modified, rescinded, terminated or ceases to be in full force and effect for any reason or without the express written consent of Buyer.

(d) by Seller by written notice to Buyer if:

(i) Seller is not then in breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such material breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Buyer or Seller by written notice to the other in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) the (1) consent of Peraton in connection with the Peraton Contracts being assigned to Buyer is not obtained by the Closing Date, or (2) either party receives notice (in writing or otherwise) or information of ________________ or Peraton’s intent not to renew the Peraton Contracts.

Section 8.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII, Section 6.01(f), Section 6.01(g), and ARTICLE IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision of this Agreement.

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ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that Fundamental Representations shall survive until the 90th day following the expiration of the applicable statute of limitations (giving effect to any waiver, tolling, mitigation or extension thereof). The respective covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive indefinitely or, if a shorter period is expressly specified as to a particular covenant or agreement, then for the period expressly specified as to such covenant or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding the foregoing, the limitations set forth in this Section 9.01 shall not apply to any claim based in whole or in part on fraud.

Section 9.02. Indemnification by Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify Buyer and its Affiliates, and their respective employees, officers, directors, legal representatives, successors and assigns (the “Buyer Indemnified Parties”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all Losses, incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability;

(d) Seller’s failure to pay earned but unused paid time off or vacation time upon termination of any individual’s employment in connection with or related to this transaction; or

(e) Those matters set forth on Schedule 9.02(e).

Section 9.03. Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify Seller and its Affiliates, and their respective employees, officers, managers, partners, directors, legal representatives, successors and assigns (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Purchased Asset or Assumed Liability.

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Section 9.04. Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.” Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party (the “Claim Notice”). Such Claim Notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if there exists, or is reasonably likely to exist, a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s cost and expense. Except for the foregoing, the Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 6.01(f)) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.05. Limitations on Indemnification.

(a) Loss Cap. Except for any claim relating to fraud or Fundamental Representations, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) or Section 9.03(a), as the case may be, shall not exceed $475,000.00 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to Losses based upon or arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the Fundamental Representations, Sections 9.02(b)-(e), or 9.03(b), and the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to the foregoing will not exceed the Purchase Price; provided, further that the foregoing limitations in this Section 9.05 will not apply to any claim or Losses based on any willful breach, intentional misrepresentation or fraud.

(b) Insurance Proceeds. Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses but shall not be required to pursue such recovery prior to seeking indemnification under this Agreement.

(c) Loss Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 9.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 9.07. Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

Section 9.08. Investigation. The representations, warranties and covenants of the Seller, and Buyer Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnified Parties or by reason of the fact that the Buyer Indemnified Parties knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Buyer’s waiver of any condition set forth in Section 3.02(a), as the case may be.

Section 9.09. Exclusive Remedies. From and after the Closing, the remedies provided by this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except as set forth in Section 2.06, Article VI and Article X and in the case of claims for fraud).

Section 9.10. Manner of Payment. Subject to the limitations set forth herein, including section 9.05, each indemnification claim brought pursuant to Section 9.04 resulting in a determination that a Buyer Indemnified Party is entitled to payment for Losses as a result of (i) an agreement in writing between Buyer and Seller, or (ii) a final determination of a court of competent jurisdiction, such Buyer Indemnified Party shall have the right to demand satisfaction of such Losses directly from Seller.

ARTICLE X

MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the fifth (5th) business day after the date mailed by first class, registered or certified mail, postage prepaid, return receipt requested; (c) when received by the addressee if sent by prepaid overnight delivery services (receipt requested); or (d) on the date sent by email (provided that a copy must also be deposited in accordance with the procedures set forth in clauses (b) or (c) of this Section 10.02 on the same day as such transaction by email) to the parties at the following (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:	Opti9 Technologies LLC c/o Crest Rock Partners 100 Garfield St., Ste 400 Denver, CO 80206 Attention: Jeff Carnes Email: jcarnes@crestrockpartners.com
with a copy to (which shall not constitute notice):	Davis Graham & Stubbs LLP 3400 Walnut Street, Suite 700 Denver, CO 80205 Attn: Jason B. Werner Email: jason.werner@davisgraham.com
If to Seller:	Infinite Group, Inc. 175 Sully’s Trail, Suite 202 Pittsford, NY 14534 Attention: James Villa Email: jvilla@IGIus.com
with a copy to (which shall not constitute notice):	Woods Oviatt Gilman LLP 1900 Bausch & Lomb Place Rochester, NY 14604 E-mail: ggribben@woodsoviatt.com Attention: Gregory W. Gribben, Esq.

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Section 10.03. Interpretation. For purposes of this Agreement, unless the context otherwise requires, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Appendices and Exhibits mean the Articles and Sections of, and Schedules, Appendices and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Appendices and Exhibits referred to in this Agreement herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement, together with the Transaction Documents, the Exhibits, the Appendices and Schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement and Transaction Documents, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

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Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the express prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.08. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except as provided in Article IX(in respect of any Indemnified Party).

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, PDF copy or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[END OF AGREEMENT; BALANCE INTENTIONALLY LEFT BLANK; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: INFINITE GROUP, INC.

By:	/s/ James Villa
Name:	James Villa
Title:	Chief Executive Officer

BUYER:

OPTI9 TECHNOLOGIES LLC

By:	/s/ Jeffrey Carnes
Name:	Jeffrey Carnes
Title:	Executive Vice President

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